                         Exhibit 99.1

Fibrocell Announces Leadership Changes

John Maslowski Succeeds David Pernock as Chief Executive Officer;
Douglas Swirsky Appointed Chairman of the Board of Directors

EXTON, PA - December 19, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC) today announced that John Maslowski has been appointed Chief Executive Officer (CEO) and Douglas Swirsky has been appointed Chairman of the Company’s Board of Directors, succeeding David Pernock effective immediately. In addition, Mr. Maslowski has been appointed to the Company’s Board.

“During 2016, Fibrocell has completely transitioned to a clinical-stage gene therapy company and we are confident that under John’s leadership its significant momentum will continue. We look forward to fulfilling the promise of our proprietary fibroblast platform for patients suffering from rare, devastating genetic diseases of the skin and connective tissue,” said Mr. Swirsky. “We appreciate David’s contributions to Fibrocell and wish him well as he pursues new business opportunities.”

Mr. Maslowski joined Fibrocell in 2005 and most recently served as the Company’s Senior Vice President of Scientific Affairs with oversight of research and development, clinical and regulatory affairs. Previously, he was Vice President of Operations with responsibility for manufacturing and quality operations. Prior to joining Fibrocell, he held various positions at Wyeth Pharmaceuticals, Inc., Merck & Co., Inc. and Teva Pharmaceutical Industries Ltd. Mr. Maslowski earned a B.S. in Biology from Ursinus College and an M.S. in Biology from Villanova University.

“I am honored to be appointed CEO of Fibrocell and have the opportunity to lead our dedicated team as we move into 2017 and beyond,” said Mr. Maslowski. “Our pipeline consists of therapies with transformative potential that target the underlying cause of disease and I look forward to working with our team, Doug and the Board as we advance FCX-007, our clinical-stage candidate for the treatment of recessive dystrophic epidermolysis bullosa, and our other cell-based gene therapy programs.”

About FCX-007

FCX-007 is Fibrocell's clinical-stage, gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a congenital and progressive orphan skin disease caused by the deficiency of the protein type VII collagen (COL7). FCX-007 is a genetically-modified autologous fibroblast that encodes the gene for COL7 and is being developed in collaboration with Intrexon Corporation (Intrexon). By genetically modifying autologous fibroblasts ex vivo to produce COL7, culturing them and then treating wounds locally via injection, FCX-007 offers the potential to address the underlying cause of the disease by providing high levels of COL7 directly to the affected areas while avoiding systemic distribution. To learn more about the FCX-007 Phase I/II clinical trial, please visit www.clinicaltrials.gov and search the identifier NCT02810951.

About FCX-013

FCX-013 is Fibrocell’s gene-therapy product candidate for the treatment of linear scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful. FCX-013 is an autologous fibroblast cell genetically modified to express a protein to breakdown excess type I collagen and type III collagen at the site of the localized disease and is also being developed in collaboration with Intrexon. FCX-013 incorporates Intrexon’s proprietary RheoSwitch Therapeutic System®, a biologic switch activated by an orally administered compound which allows control of future protein expression once the initial fibrosis has been resolved. FCX-013 is currently in pre-clinical development for the treatment of linear scleroderma, a form of localized scleroderma.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene-therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, Fibrocell Science and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the potential advantages of FCX-007 and Fibrocell’s other product candidates; Fibrocell’s expectation to dose the first subject in the Phase I portion of its FCX-007 trial at the end of the year; and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: whether pre-clinical and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact
Annie Cheng
646-362-8804
acheng@clermontpartners.com

Media Relations Contact
Karen Casey
484-713-6133
kcasey@fibrocell.com